EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor
Chief Executive Officer
SR Bancorp, Inc.
(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS

Bound Brook, New Jersey (January 31, 2025) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $1.0 million for the three months ended December 31, 2024, or $0.12 per basic and diluted share, compared to net income of $1.6 million for the three months ended December 31, 2023. Excluding $791,000 of net accretion income related to fair value adjustments related to the acquisition of Regal Bancorp and its wholly-owned subsidiary Regal Bank, which is described in greater detail below, net income would have been $452,000 for the three months ended December 31, 2024. Excluding $32,000 of merger costs, offset by $1.4 million of net accretion income related to fair value adjustments, net income would have been $605,000 for the three months ended December 31, 2023.
The Company reported net income of $2.4 million for the six months ended December 31, 2024, or $0.27 per basic and diluted share, compared to a net loss of $8.9 million for the six months ended December 31, 2023. Excluding $1.8 million of net accretion income related to fair value adjustments, net income would have been $1.1 million for the six months ended December 31, 2024. Excluding a $5.4 million contribution to the newly formed charitable foundation, which is described further below, $3.9 million of merger costs, offset by $1.6 million of net accretion income related to fair value adjustments, net income would have been $1.2 million for the six months ended December 31, 2023.
Total assets were $1.06 billion, an increase of $43.7 million, or 4.3%, from $1.02 billion at June 30, 2024. Net loans were $775.8 million, an increase of $43.9 million, or 6.0%, from $731.9 million at June 30, 2024. Total deposits were $824.1 million, an increase of $17.0 million, or 2.1%, from $807.1 million at June 30, 2024. The increase in loans was funded primarily through a $30.0 million short-term borrowing and increased deposits.
Completed Stock Offering and Merger
             The conversion of Somerset Savings Bank, SLA from the mutual to stock form of organization and related stock offering by the Company was completed on September 19, 2023.  In connection therewith, the Company sold 9,055,172 shares of common stock at a price of $10.00 per share and  contributed 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., a charitable foundation formed in connection with the conversion.
Promptly following the completion of the conversion and related stock offering, Regal Bancorp merged with and into the Company, with the Company as the surviving entity (the “Merger”).  Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, merged with and into Somerset Bank, which converted to a commercial bank charter, and was renamed Somerset Regal Bank. The Merger was completed on September 19, 2023.

Comparison of Operating Results for the Three Months Ended December 31, 2024 and 2023
General. Net income decreased $586,000, or 36.5%, to $1.0 million for the three months ended December 31, 2024 from $1.6 million for the three months ended December 31, 2023.  Net income for the three months ended December 31, 2024 included $791,000 of net accretion income related to fair value adjustments resulting from the Merger. Net income for the three months ended December 31, 2023 included $32,000 of merger-related costs, offset by $1.4 million of net accretion income related to fair value adjustments.
Interest Income. Interest income decreased $741,000, or 6.0%, to $11.5 million for the three months ended December 31, 2024 from $12.3 million for the three months ended December 31, 2023 due to a 26 basis point decrease in the yield on interest-earning assets and a $7.3 million decrease in the average balance of interest-earning assets. The decrease resulted from a $727,000, or 58.3%, decrease in interest income on interest bearing deposits at other banks and a $266,000 decrease in interest income on securities. The decrease in interest income on securities was due to a $48.2 million decrease in the average balance of securities resulting primarily from the sale of $35.4 million of lower-yielding securities in the fourth quarter of fiscal year 2024 as part of a balance sheet repositioning.
Interest Expense. Interest expense increased $1.0 million, or 31.8%, to $4.3 million for the three months ended December 31, 2024 from $3.3 million for the three months ended December 31, 2023 due to a $984,000 increase in interest expense on deposits, and a $55,000 increase in interest expense on borrowings. Interest expense on interest-bearing demand deposits increased $908,000 due to an increase of $89.3 million, or 46.0%, in the average balance and an increase of 106 basis points in the cost of interest-bearing deposits to 1.75% for the three months ended December 31, 2024 from 0.69% for the three months ended December 31, 2023 as the Bank raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. Interest expense on certificates of deposit increased $96,000 as the average rate on certificates of deposit increased 10 basis points to 3.96% for the three months ended December 31, 2024 from 3.86% for the three months ended December 31, 2023 due to the highly competitive interest rate environment in our market area. The average balance of certificates of deposit also increased $2.9 million, or 3.6%, to $277.0 million for the three months ended December 31, 2024 from $274.1 million for the three months ended December 31, 2023.
Net Interest Income. Net interest income decreased $1.8 million, or 19.7%, to $7.2 million for the three months ended December 31, 2024 from $9.0 million for the three months ended December 31, 2023. Net interest rate spread decreased 81 basis points to 2.27% for the three months ended December 31, 2024 from 3.08% for the three months ended December 31, 2023. Net interest margin decreased 68 basis points to 2.88% for the three months ended December 31, 2024 from 3.56% for the three months ended December 31, 2023. Net interest-earning assets decreased $9.9 million, or 3.6%, to $265.4 million for the three months ended December 31, 2024 from $275.2 million for the three months ended December 31, 2023. The decrease in the Bank’s net interest rate spread and net interest margin were primarily a result of the cost of interest-bearing liabilities increasing while the yield on interest-earning assets decreased.
Provision for Credit Losses. The Bank establishes provisions for credit losses, which are charged to operations to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Bank considers, among other things, past and current loss experience, evaluations of real estate collateral, economic conditions, the amount and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent, classified and criticized loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for credit losses and records provisions for credit losses on a quarterly basis.
The Bank recorded a provision for credit losses of $12,000 during the three months ended December 31, 2024 compared to a credit of $107,000 the three months ended December 31, 2023. The Bank had no charge-offs for the three months ended December 31, 2024 and no non-performing loans at December 31, 2024 compared to no charge-offs for the three months ended December 31, 2023 and $145,000 of non-performing loans at December 31, 2023. The Bank’s allowance for credit losses as a percentage of total loans was 0.65% at December 31, 2024 compared to 0.74% at December 31, 2023.
Noninterest Income. Noninterest income increased $262,000, or 71.8%, to $627,000 for the three months ended December 31, 2024 from $365,000 for the three months ended December 31, 2023, primarily as a result of an increase of $161,000 in other noninterest income, an increase of $44,000 in service charges and fees and an increase of $31,000 in the cash surrender value of bank owned life insurance, resulting from an increase in the average balance of such assets.
Noninterest Expense. Noninterest expense decreased $967,000, or 35.4%, to $6.5 million for the three months ended December 31, 2024 from $7.5 million for the three months ended December 31, 2023, primarily as a result of a $509,000, or 13.1%, decrease in salaries and employee benefits and a $173,000, or 26.0%, decrease in data processing expense.
Income Tax Expense. The provision for income taxes was $324,000 for the three months ended December 31, 2024, compared to an expense of $408,000 for the three months ended December 31, 2023. The Bank’s effective tax rate was 24.1% for the three months ended December 31, 2024 compared to 20.2% for the three months ended December 31, 2023.
Comparison of Operating Results for the Six Months Ended December 31, 2024 and 2023
General. Net income increased $11.3 million, or 126.9%, to $2.4 million for the six months ended December 31, 2024 from a net loss of $8.9 million for the six months ended December 31, 2023. Net income for the six months ended December 31, 2024 included $1.8 million of net accretion income related to fair value adjustments resulting from the Merger. Net income for the six months ended December 31, 2023 included a $5.4 million charitable contribution and $3.9 million of merger-related costs, offset by $1.6 million of net accretion income related to fair value adjustments.
Interest Income. Interest income increased $5.2 million, or 29.1%, to $23.0 million for the six months ended December 31, 2024 from $17.8 million for the six months ended December 31, 2023 due to a 43 basis point increase in the yield on interest-earning assets and a $144.9 million increase in the average balance of interest-earning assets. The increase resulted from a $6.8 million, or 48.7%, increase in interest income on loans due to the increased size of the loan portfolio as a result of the Merger as well as a higher average yield on the loan portfolio due to higher market rates and increased proportion of higher-yielding commercial real estate loans, offset by a $463,000 decrease in interest income on securities, and a $1.1 million decrease in interest income from other interest-earning assets due to lower average balances and a lower interest rate environment. The decrease in interest income on securities was due to a $48.5 million decrease in the average balance of securities resulting primarily from the sale of $35.4 million of lower-yielding securities in the fourth quarter of fiscal year 2024 as part of a balance sheet repositioning.

Interest Expense. Interest expense increased $3.5 million, or 75.3%, to $8.2 million for the six months ended December 31, 2024 from $4.7 million for the six months ended December 31, 2023 primarily due to a $3.5 million increase in interest expense on deposits. Interest expense on interest-bearing demand deposits increased $1.8 million due to an increase of $111.1 million in the average balance and an increase of 110 basis points in the cost of interest-bearing deposits to 1.56% for the six months ended December 31, 2024 from 0.46% for the six months ended December 31, 2023. Interest expense on certificates of deposit increased $1.8 million as the average rate on certificates of deposit increased 66 basis points to 3.97% for the six months ended December 31, 2024 from 3.31% for the six months ended December 31, 2023 due to the highly competitive interest rate environment in our market area. The average balance of certificates of deposit also increased $51.5 million, or 22.8%, to $277.0 million for the six months ended December 31, 2024 from $225.5 million for the six months ended December 31, 2023.
Net Interest Income. Net interest income increased $1.7 million, or 12.7%, to $14.8 million for the six months ended December 31, 2024 from $13.2 million for the six months ended December 31, 2023. Net interest rate spread decreased 30 basis points to 2.39% for the six months ended December 31, 2024 from 2.69% for the six months ended December 31, 2023. Net interest margin decreased 12 basis points to 2.98% for the six months ended December 31, 2024 from 3.10% for the six months ended December 31, 2023. Net interest-earning assets increased $35.9 million, or 15.7%, to $263.9 million for the six months ended December 31, 2024 from $228.0 million for the six months ended December 31, 2023. The decreases in the Bank’s net interest rate spread and net interest margin were primarily a result of the cost of interest-bearing liabilities increasing at a higher rate than the yield on interest-earning assets.
Provision for Credit Losses. The Bank recorded a recovery for credit losses of $142,000 for the six months ended December 31, 2024 as compared to a provision for credit losses of $4.1 million for the six months ended December 31, 2023. The recovery reflects updates made to model assumptions in the calculation of the Bank's allowance for credit losses in 2023 to reflect the change in the loan composition following the Merger to reflect the greater proportion of commercial loans in the portfolio. The Bank had no charge-offs during the six months ended December 31, 2024 and no non-performing loans at December 31, 2024 compared to no charge-offs for the six months ended December 31, 2023 and $145,000 of non-performing loans at December 31, 2023. The Bank’s allowance for credit losses as a percentage of total loans was 0.65% at December 31, 2024 compared to 0.74% at December 31, 2023.
Noninterest Income. Noninterest income increased $401,000, or 45.7%, to $1.3 million for the six months ended December 31, 2024 from $878,000 for the six months ended December 31, 2023, primarily as a result of an increase of $169,000 in service charges and fees and an increase of $116,000 in the cash surrender value of bank owned life insurance, resulting from an increase in the average balance of the related assets, for the six months ended December 31, 2024 compared to the six months ended December 31, 2023.
Noninterest Expense. Noninterest expense decreased $7.2 million, or 35.4%, to $13.2 million for the six months ended December 31, 2024 from $20.4 million for the six months ended December 31, 2023, primarily as a result of a $5.4 million decrease in other expenses due to the $5.4 million charitable contribution made during the six months ended December 31, 2023, a $1.8 million, or 21.5%, decrease in salaries and employee benefits resulting from one-time change in control payments incurred during the six months ended December 31, 2023 and a $352,000 decrease in data processing expense due to a $414,000 early termination fee incurred during the six months ended December 31, 2023, all related to the Merger.

Income Tax Expense. The provision for income taxes was $687,000 for the six months ended December 31, 2024, compared to a benefit of $1.5 million for the six months ended December 31, 2023. The Bank’s effective tax rate was 22.3% for the six months ended December 31, 2024 compared to 14.7% for the six months ended December 31, 2023.
Comparison of Financial Condition at December 31, 2024 and June 30, 2024
Assets. Assets increased $43.7 million, or 4.3%, to $1.06 billion at December 31, 2024 from $1.02 billion at June 30, 2024. The increase was primarily driven by new loan originations, resulting in a net increase of $43.9 million in loans receivable.
Cash and Cash Equivalents. Cash and cash equivalents increased $7.5 million, or 16.4%, to $53.4 million at December 31, 2024 from $45.9 million at June 30, 2024 due to maturities of securities.
Securities. Securities held-to-maturity decreased $7.3 million, or 4.7%, to $148.8 million at December 31, 2024 from $156.1 million at June 30, 2024. The decrease was primarily due to principal repayments and maturities.
Loans. Loans receivable, net, increased $43.9 million, or 6.0%, to $775.8 million at December 31, 2024 from $731.9 million at June 30, 2024, primarily driven by an increase in residential mortgage loans of $11.5 million and an increase in total commercial loans of $24.0 million.
Deposits. Deposits increased $17.0 million, or 2.1%, to $824.1 million at December 31, 2024 from $807.1 million at June 30, 2024. Increases in interest-bearing checking accounts were offset by decreases in non-maturity savings accounts due in part to the Bank having raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. At December 31, 2024, $95.0 million, or 11.5%, of total deposits consisted of noninterest-bearing deposits. At December 31, 2024, $128.3 million, or 15.6%, of total deposits were uninsured.
Borrowings. During the six months ended December 31, 2024, the Bank borrowed $30.0 million from the Federal Home Loan Bank of New York to provide for additional liquidity to fund new loans. Such borrowing remained outstanding at December 31, 2024. At June 30, 2024, there were no outstanding borrowings.
Equity. Equity decreased $1.0 million, or 0.7%, to $198.1 million at December 31, 2024 from $199.5 million at June 30, 2024. The decrease was primarily due to the repurchase of 347,057 shares of common stock at a cost of $3.9 million, partially offset by net earnings of $2.4 million.
About Somerset Regal Bank
Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At December 31, 2024, Somerset Regal Bank had $1.06 billion in total assets, $775.8 million in net loans, $824.1 million in deposits and total equity of $198.1 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.
Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, our ability to successfully integrate acquired operations and realize the expected level of synergies and cost savings, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.  Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition
December 31, 2024 (Unaudited) and June 30, 2024
(Dollars in thousands)
	December 31, 2024	June 30, 2024
	(Unaudited)
Assets
Cash and due from banks	$4,408	$8,622
Interest-bearing deposits at other banks	49,018	37,287
Total cash and cash equivalents	53,426	45,909
Securities held-to-maturity, at amortized cost	148,811	156,144
Equity securities, at fair value	30	25
Loans receivable, net of allowance for credit losses of $5,087 and $5,229, respectively	775,751	731,859
Premises and equipment, net	5,100	5,419
Right-of-use asset	2,131	2,311
Restricted equity securities, at cost	2,581	1,231
Accrued interest receivable	2,874	2,695
Bank owned life insurance	37,617	37,093
Goodwill and intangible assets	27,388	28,141
Other assets	8,796	10,017
Total assets	$1,064,505	$1,020,844
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$94,977	$108,026
Interest-bearing	729,104	699,074
Total deposits	824,081	807,100
Borrowings	30,000	—
Advance payments by borrowers for taxes and insurance	7,819	8,073
Accrued interest payable	252	149
Lease liability	2,227	2,403
Other liabilities	1,981	3,636
Total liabilities	866,360	821,361
Equity
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 authorized; 9,255,948 and 9,507,930 shares issued and outstanding as of December 31, 2024, and June 30, 2024, respectively	93	95
Additional paid-in capital	87,567	91,436
Retained earnings	118,593	116,205
Unearned compensation ESOP	(6,846)	(7,036)
Accumulated other comprehensive loss	(1,262)	(1,217)
Total stockholders' equity	198,145	199,483
Total liabilities and stockholders' equity	$1,064,505	$1,020,844

SR Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
For the Three and Six Months Ended December 31, 2024 (Unaudited) and December 31, 2023 (Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Interest Income
Loans, including fees	$10,438	$10,186	$20,724	$13,941
Securities:
Taxable	586	852	1,247	1,710
Federal funds sold	—	71	—	81
Interest bearing deposits at other banks	521	1,177	1,041	2,097
Total interest income	11,545	12,286	23,012	17,829
Interest Expense
Deposits:
Demand	1,243	335	2,168	382
Savings and time	2,768	2,692	5,552	3,803
Borrowings	295	240	459	480
Total interest expense	4,306	3,267	8,179	4,665
Net Interest Income	7,239	9,019	14,833	13,164
Provision (Credit) for Credit Losses	12	(107)	(142)	4,055
Net Interest Income After Provision (Credit) for Credit Losses	7,227	9,126	14,975	9,109
Noninterest Income
Service charges and fees	256	212	552	383
Increase in cash surrender value of bank owned life insurance	264	233	524	408
Fees and service charges on loans	37	6	93	11
Unrealized gain on equity securities	3	5	5	2
Realized gain on sale of investments	—	31	—	14
Realized gain on sale of loans	28	—	51	—
Other	39	(122)	54	60
Total noninterest income	627	365	1,279	878
Noninterest Expense
Salaries and employee benefits	3,366	3,875	6,606	8,419
Occupancy	492	665	1,124	902
Furniture and equipment	285	228	578	389
Data Processing	461	634	1,089	1,441
Advertising	85	72	167	129
FDIC premiums	120	145	240	228
Directors fees	101	97	194	185
Professional fees	467	564	956	1,418
Insurance	159	108	318	224
Telephone, postage and supplies	191	97	372	181
Other	782	991	1,535	6,897
Total noninterest expense	6,509	7,476	13,179	20,413
Income (Loss) Before Income Tax Expense	1,345	2,015	3,075	(10,426)
Income Tax Expense (Benefit)	324	408	687	(1,535)
Net Income (Loss)	$1,021	$1,607	$2,388	$(8,891)
Basic earnings (loss) per share	$0.12	$0.18	$0.27	$(1.81)
Diluted earnings (loss) per share	$0.12	$0.18	$0.27	$(1.81)
Weighted average number of common shares outstanding - basic	8,588,096	8,767,897	8,696,412	4,907,229
Weighted average number of common shares outstanding - diluted	8,590,981	8,767,897	8,697,854	4,907,229

SR Bancorp, Inc. and Subsidiaries
Selected Ratios
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(Unaudited)		(Unaudited)
Performance Ratios: (1)
Return (loss) on average assets (2)	0.39%	0.60%	0.46%	-1.95%
Return (loss) on average equity (3)	2.16%	3.36%	2.47%	-10.64%
Net interest margin (4)	2.88%	3.56%	2.98%	3.10%
Net interest rate spread (5)	2.27%	3.08%	2.39%	2.69%
Efficiency ratio (6)	82.75%	79.67%	81.80%	145.37%
Total gross loans to total deposits	95.37%	83.12%	95.37%	83.12%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.65%	0.74%	0.65%	0.74%
Allowance for credit losses on loans as a percentage of non-performing loans	0.00%	3598.62%	0.00%	3598.62%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%	0.00%	0.00%
Non-performing loans as a percentage of total gross loans	0.00%	0.02%	0.00%	0.02%
Non-performing assets as a percentage of total assets	0.00%	0.01%	0.00%	0.01%

Other Data:
Tangible book value per share (7)	$18.45	$17.77	$18.45	$17.77
Tangible common equity to tangible assets	16.46%	16.15%	16.46%	16.15%

(1) Performance ratios for the three and six month periods ended December 31, 2024 and December 31, 2023 are annualized.
(2) Represents net income divided by average total assets.
(3) Represents net income divided by average equity.
(4) Represents net interest income as a percentage of average interest-earning assets. (5) Represents net interest rate spread as a percentage of average interest-earning assets.
(6) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7) Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $27,388 and $28,141 at December 31, 2024 and December 31, 2023, respectively.

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